Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(949) 242-5300

ALLIANCE IMAGING REPORTS RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2008;

RAISES FULL YEAR 2008 GUIDANCE

NEWPORT BEACH, CA—July 31, 2008–Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of outpatient diagnostic imaging and radiation therapy services, announced results for the second quarter and six months ended June 30, 2008.

Second Quarter and First Six Months 2008 Financial Results

Revenue for the second quarter of 2008 increased 9.9% to $122.8 million from $111.8 million in the second quarter of 2007. For the first six months of 2008, revenue was $241.9 million compared to $221.2 million in the same period of 2007, an increase of 9.4%.

Alliance’s Adjusted EBITDA (as defined below) was $46.6 million in the second quarter of 2008, an 11.0% increase, compared to $42.0 million in the same quarter a year ago. For the first six months of 2008, Adjusted EBITDA totaled $90.2 million compared to $85.6 million in the first six months of 2007, an increase of 5.5%.

Second quarter 2007 Adjusted EBITDA included a $0.5 million gain on sale of real estate, which represented 1.1% of the second quarter 2007 Adjusted EBITDA.  First half 2007 Adjusted EBITDA included $2.5 million of gains as a result of a sale/leaseback transaction and the real estate gain mentioned above. These gains represented 2.9% of the first six months of 2007 Adjusted EBITDA. These amounts are included in the line item, “Earnings from unconsolidated investees” in Alliance’s condensed consolidated statements of operations and comprehensive income.

Earnings per share on a diluted basis, computed in accordance with generally accepted accounting principles, was $0.10 per share in the second quarter of 2008 and $0.09 per share in the second quarter of 2007. Earnings per share on a diluted basis were $0.16 and $0.20 per share for the first six months of 2008 and 2007, respectively. The gains due to the sale/leaseback transaction and sale of real estate positively impacted first half 2007 diluted earnings per share by $0.03.

Cash flows provided by operating activities was $24.3 million in the second quarter of 2008 compared to $19.1 million in the corresponding quarter of 2007, and totaled $52.6 million and $43.8 million in the first six months of 2008 and 2007, respectively.  Capital expenditures in the second quarter of 2008 were $9.7 million compared to $10.2 million in the second quarter of 2007, and were $26.6 million and $34.9 million for the first six months of 2008 and 2007, respectively.Alliance opened four new fixed-site imaging centers in the second quarter of 2008 and has opened six new fixed-site imaging centers and acquired six stereotactic radiosurgery facilities in the first six months of 2008.

Alliance’s net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, totaled $536.1 million at June 30, 2008 and $549.9 million at December 31, 2007.  Cash and cash equivalents were $116.8 million at June 30, 2008 and $120.9 million at December 31, 2007.

The Company’s total long-term debt (including current maturities) decreased to $652.9 million at June 30, 2008 from $670.8 million as of December 31, 2007.

As previously announced, Alliance purchased all of the outstanding shares of Medical Outsourcing Services, LLC (MOS), a provider of positron emission tomography/computed tomography (PET/CT) services based in Naperville, IL.  MOS currently generates approximately $22 million of annualized revenue and serves approximately 90 clients in nine states, including Illinois, Indiana, Iowa, Michigan, Missouri, New Jersey, Ohio, Pennsylvania, and Wisconsin.  The purchase price totaled approximately $20 million in cash and assumed liabilities.  This acquisition closed in July 2008.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “Alliance is focused on operating our core imaging business efficiently and generating significant cash flow. We will continue to invest our capital in fixed-site imaging centers, radiation oncology, and PET/CT. Additionally, the Alliance team is focused on investing in attractive acquisitions, like our recent addition of Medical Outsourcing Services. We are pleased with the acquisition of such a high quality business and expect that we will integrate this business seamlessly into our operations.”

Full Year 2008 Guidance

Alliance is updating its full year 2008 guidance ranges as follows:

	Previous	Revised
	Guidance Range	Guidance Range
(Dollars in millions)

Revenue	$472 - $484	$486 - $496
Adjusted EBITDA	$172 - $182	$174 - $184
Cash capital expenditures	$55 - $65	$55 - $65
Decrease in long-term debt, net of the change in cash and cash equivalents (before acquisitions)	$38 - $48	$40 - $50
Fixed-site imaging center openings	15 - 20	15 - 20
Radiation therapy center openings	3 - 5	3 - 5

Second Quarter 2008 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing second quarter 2008 results.  The conference call is scheduled for Friday, August 1 at 8:30 a.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can also be accessed at (888) 694-4676 (United States) or (973) 582-2737 (International).  Interested parties should call at least five minutes prior to the conference call to register. A replay of the call can be accessed until November 1, 2008 by visiting the Company’s website or by calling (800) 642-1687 (United States) or (706) 645-9291 (International).  The conference call identification number is 57811361.

Investor Day

Alliance is planning to host an Investor Day on Tuesday, September 16, 2008 at the Langham Hotel in Boston, Massachusetts.  The presentation is expected to begin at 8:00 a.m. Eastern time.  The audio portion of the presentation will be accessible live by visiting the Company’s website at www.allianceimaging.com.  Click on the Audio Presentations in the Investors section of the website to access the link.  An audio recording of the presentation will be archived on the Company’s website and will be available following the event.  The Company will issue a press release to publish further details of the planned event and related webcast.

Definition of Adjusted EBITDA

“Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense; loss on extinguishment of debt; and other non-cash charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 492 diagnostic imaging and radiation therapy systems, including 306 MRI systems and 83 PET or PET/CT systems, and served over 1,000 clients in 46 states at June 30, 2008.  The Company operated 89 fixed-site imaging centers (five in unconsolidated joint ventures), which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.  The Company also operated 18 radiation therapy centers and stereotactic radiosurgery facilities (two radiation therapy centers are in unconsolidated joint ventures) as of June 30, 2008.

Forward-Looking Statements

This press release contains forward-looking statements relating to future, not past, events, including statements related to investment and acquisition activity, the integration of acquired businesses into our business and our full year 2008 guidance. In this context, forward-looking statements often address our expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.”  Forward-looking statements by their nature address matters that are uncertain and subject to risks.  Such uncertainties and risks include:  changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2007, in each case filed with the Securities and Exchange Commission.  These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

# # #

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2007	2008	2007	2008

Revenues	$111,756	$122,781	$221,162	$241,902

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	58,152	63,487	114,329	126,269
Selling, general and administrative expenses	14,543	15,293	29,271	31,002
Severance and related costs	164	179	240	326
Depreciation expense	20,788	21,665	41,589	43,078
Amortization expense	1,194	1,888	2,404	3,745
Interest expense, net of interest income	10,388	11,249	20,462	23,065
Loss on extinguishment of debt	—	61	—	61
Other (income) and expense, net	(211)	(271)	(531)	(333)
Total costs and expenses	105,018	113,551	207,764	227,213
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	6,738	9,230	13,398	14,689
Income tax expense	3,241	4,156	7,193	6,833
Minority interest expense	471	1,042	992	1,636
Earnings from unconsolidated investees	(1,752)	(1,090)	(5,236)	(2,314)
Net income	$4,778	$5,122	$10,449	$8,534

Comprehensive income, net of taxes
Net income	$4,778	$5,122	$10,449	$8,534
Unrealized (loss) gain on hedging transactions, net of taxes	(262)	2,963	(531)	1,225
Comprehensive income, net of taxes:	$4,516	$8,085	$9,918	$9,759

Earnings per common share:
Basic	$0.09	$0.10	$0.21	$0.17
Diluted	$0.09	$0.10	$0.20	$0.16

Weighted average number of shares of common stock and common stock equivalents:
Basic	50,462	50,318	50,210	50,315
Diluted	51,609	51,831	51,353	51,904

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,	June 30,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$120,892	$116,791
Accounts receivable, net of allowance for doubtful accounts	58,439	59,733
Deferred income taxes	16,091	16,091
Prepaid expenses and other current assets	5,637	6,874
Other receivables	7,304	6,691
Total current assets	208,363	206,180

Equipment, at cost	777,212	796,994
Less accumulated depreciation	(434,364)	(461,268)
Equipment, net	342,848	335,726

Goodwill	175,804	175,464
Other intangible assets, net	93,221	90,950
Deferred financing costs, net	8,460	8,183
Other assets	21,111	25,867
Total assets	$849,807	$842,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,622	$12,477
Accrued compensation and related expenses	17,976	16,488
Accrued interest payable	4,912	3,847
Other accrued liabilities	33,512	35,248
Current portion of long-term debt	3,627	3,842
Total current liabilities	80,649	71,902

Long-term debt, net of current portion	376,184	360,604
Senior subordinated notes	290,985	288,423
Minority interests and other liabilities	6,271	9,512
Deferred income taxes	92,062	95,651
Total liabilities	846,151	826,092

Stockholders’ equity:
Common stock	509	509
Treasury stock	(61)	(61)
Additional paid-in (deficit) capital	(1,470)	1,393
Accumulated comprehensive income	205	1,430
Retained earnings	4,473	13,007
Total stockholders’ equity	3,656	16,278
Total liabilities and stockholders’ equity	$849,807	$842,370

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2008
Operating activities:
Net income	$10,449	$8,534
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,334	2,262
Non-cash share-based compensation	1,845	2,759
Depreciation and amortization	43,993	46,823
Amortization of deferred financing costs	795	1,147
Accretion of discount on senior subordinated notes	—	979
Adjustment of swaps to fair value	1,318	(12)
Distributions (less than) greater than undistributed earnings from investees	(469)	436
Deferred income taxes	5,361	2,784
Excess tax benefit from non-cash share-based payments	(567)	(21)
Gain on sale of assets	(531)	(333)
Loss on extinguishment of debt	—	61
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(7,861)	(3,556)
Prepaid expenses and other current assets	(1,856)	(1,237)
Other receivables	264	613
Other assets	(945)	(2,483)
Accounts payable	(3,470)	(8,468)
Accrued compensation and related expenses	(3,901)	(1,488)
Accrued interest payable	99	(1,065)
Income taxes payable	(637)	—
Other accrued liabilities	(3,389)	1,669
Minority interests and other liabilities	989	3,241
Net cash provided by operating activities	43,821	52,645

Investing activities:
Equipment purchases	(34,935)	(26,629)
Decrease (increase) in deposits on equipment	9,814	(323)
Purchase of marketable securities	(15,000)	—
Acquisitions, net of cash received	—	(10,688)
Proceeds from sale of assets	1,978	2,272
Net cash used in investing activities	(38,143)	(35,368)

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2007	2008

Financing activities:
Principal payments on equipment debt	(1,550)	(2,010)
Proceeds from equipment debt	138	—
Principal payments on term loan facility	(600)	(15,000)
Principal payments on revolving loan facility	(7,000)	—
Proceeds from revolving loan facility	7,000	—
Principal payments on senior subordinated notes	—	(3,541)
Payments of debt issuance costs	(185)	(870)
Payments of debt retirement costs	—	(61)
Proceeds from exercise of employee stock options	1,019	83
Excess tax benefit from non-cash share-based payment	567	21
Net cash used in financing activities	(611)	(21,378)

Net increase (decrease) in cash and cash equivalents	5,067	(4,101)
Cash and cash equivalents, beginning of period	16,440	120,892
Cash and cash equivalents, end of period	$21,507	$116,791

Supplemental disclosure of cash flow information:
Interest paid	$18,794	$23,584
Income taxes paid, net of refunds	2,113	4,617

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$1,016	$27
Capital lease obligations assumed for the purchase of equipment debt	3,518	1,645
Comprehensive (loss) income from hedging transactions, net of taxes	(531)	1,225
Deposits on equipment in accounts payable	676	323

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense, loss on extinguishment of debt and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both June 30, 2007 and 2008, a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 as of June 30, 2007 and 2008, and a minimum interest coverage ratio in excess of 2.75 to 1.00 for the years ended June 30, 2007 and 2008.  When an acquisition has been consummated in the prior 12 month period, the Company is required to calculate these ratios using an adjustment as if the acquisition had been consummated on the first day of the 12 month period.  The Company was in compliance with these covenants for the quarters ended June 30, 2007 and 2008.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
Net income	$4,778	$5,122	$10,449	$8,534
Income tax expense	3,241	4,156	7,193	6,833
Interest expense, net of interest income	10,388	11,249	20,462	23,065
Amortization expense	1,194	1,888	2,404	3,745
Depreciation expense	20,788	21,665	41,589	43,078
Non-cash share-based compensation (included in
selling, general and administrative expenses)	947	1,233	1,845	2,759
Minority interest expense	471	1,042	992	1,636
Severance and related costs	164	179	240	326
Non-recurring shareholder expense (included in
selling, general and administrative expenses)	—	—	264	—
Loss on extinguishment of debt	—	61	—	61
Other non-cash charges (included in other income and expenses, net)	31	33	130	197
Adjusted EBITDA	$42,002	$46,628	$85,568	$90,234

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA (continued)

(in thousands)

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date. As of June 30, 2007 and 2008, our consolidated leverage ratio was as follows:

	June 30,
	2007		2008
Consolidated total debt	$530,931		$652,869
Last 12 months consolidated Adjusted EBITDA	168,697		170,285
Last 12 months consolidated Adjusted EBITDA, as adjusted	168,697		177,509
Consolidated leverage ratio	3.15	x	3.68	x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date. As of June 30, 2007 and 2008, our consolidated senior leverage ratio was as follows:

	June 30,
	2007		2008
Consolidated senior debt	$377,390		$364,446
Last 12 months consolidated Adjusted EBITDA	168,697		170,285
Last 12 months consolidated Adjusted EBITDA, as adjusted	168,697		177,509
Consolidated senior leverage ratio	2.24	x	2.05	x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter. As of June 30, 2007 and 2008, our interest coverage ratio was as follows:

	June 30,
	2007		2008
Last 12 months consolidated Adjusted EBITDA	$168,697		$170,285
Last 12 months consolidated Adjusted EBITDA, as adjusted	168,697		177,509
Last 12 months consolidated cash interest expense	37,487		42,419
Interest coverage ratio	4.50	x	4.18	x

The reconciliation from net income to Adjusted EBITDA for the 2008 guidance range is shown below:

	2008 Full Year
	Guidance Range
	(Dollars in millions)
Net income	$14	$19
Income tax expense	10	13
Depreciation expense; amortization expense; interest expense, net of interest income; minority interest expense;
non-cash share-based compensation; and other expenses	150	152
Adjusted EBITDA	$174	$184

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Second Quarter Ended
	June 30
	2007	2008
MRI
Average number of total systems	309.1	305.1
Average number of scan-based systems	254.5	256.2
Scans per system per day (scan-based systems)	9.35	9.33
Total number of scan-based MRI scans	163,979	163,235
Price per scan	$362.28	$378.64

Scan-based MRI revenue (in millions)	$59.4	$61.8
Non-scan based MRI revenue (in millions)	7.5	6.9
Total MRI revenue (in millions)	$66.9	$68.7

PET and PET/CT
Average number of systems	72.3	79.4
Scans per system per day	6.35	6.25
Total number of PET and PET/CT scans	29,150	33,248
Price per scan	$1,200	$1,166

Total PET and PET/CT revenue (in millions)	$35.2	$39.1

Revenue breakdown (in millions)
Total MRI revenue	$66.9	$68.7
PET and PET/CT revenue	35.2	39.1
Other modalities and other revenue	9.7	15.0
Total revenues	$111.8	$122.8

	2007	2008
Total fixed-site revenue (in millions)
Second quarter ended June 30	18.6	24.9

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts. The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended June 30, 2008 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2006
Third Quarter	$(12.9)	$4.8	$(8.1)
Fourth Quarter	(9.2)	6.4	(2.8)

2007
First Quarter	$(8.8)	$7.7	$(1.1)
Second Quarter	(9.3)	7.4	(1.9)
Third Quarter	(9.7)	4.1	(5.6)
Fourth Quarter	(10.1)	6.5	(3.6)

2008
First Quarter	$(8.4)	$3.3	$(5.1)
Second Quarter	(9.1)	4.7	(4.4)

Last Twelve Months Ended June 30, 2008	$(37.3)	$18.6	$(18.7)